Execution Version
CONFIDENTIAL SEVERANCE AND RELEASE AGREEMENT

This Confidential Severance and Release Agreement (“Agreement”) is made between (i) James Schladen (“Executive”), (ii) DMC Global Inc. (“DMC”) and (iii) Arcadia Products, LLC (the “Company”). Executive, DMC and the Company are referred to individually as a “Party” and collectively as the “Parties.”

RECITALS
WHEREAS, the Parties entered into an Executive Employment Agreement dated as of December 23, 2021 (the “Employment Agreement”);

WHEREAS, Executive’s employment with the Company ended effective March 15, 2023 (the “Separation Date”);

WHEREAS, the Parties wish to resolve fully and finally potential disputes regarding Executive’s employment with the Company; and

WHEREAS, in order to accomplish this end, the Parties are willing to enter into this Agreement.

NOW, THEREFORE, in consideration of the mutual promises and undertakings contained herein, the Parties to this Agreement agree as follows:

TERMS

1.Effective Date. This Agreement shall become effective on the eighth day after Executive signs this Agreement (the “Effective Date”), so long as Executive does not revoke this Agreement pursuant to Paragraph 6(h) below. Executive must elect to execute this Agreement within sixty (60) days of the Separation Date. In the event Executive does not sign the Agreement within the sixty day period, the terms of this Agreement are null and void and without effect.

2.Consideration.
a.Subject to Executive’s execution and non-revocation of this Agreement, the Company shall pay to the Executive a lump sum severance payment in the amount of $1,252,934.00, less applicable withholdings and deductions, which comprises all payments due to Executive under Section 6.4(b) of the Employment Agreement and other amounts related to anticipated service through April 3, 2023. In addition, DMC and the Company will ensure that any outstanding and unvested any LTIP grants contemplated by Section 5.3 of the Employment Agreement shall vest in full and become non-forfeitable.
b.Reporting of and withholding on any payment or consideration under this Paragraph for tax purposes shall be at the discretion of the Company in conformance with applicable tax laws. If a claim is made against the Company for any additional tax or withholding in connection with or arising out of any payment or consideration set forth in subparagraph (a) above, Executive shall pay any such claim within thirty (30) days of being notified by the Company and agrees to indemnify the Company and hold it harmless against such claims, including, but not limited to, any taxes, attorneys’ fees, penalties, and/or interest, which are or become due from the Company.

3.General Release.
a.    Executive, for Executive and for Executive’s affiliates, successors, heirs, subrogees, assigns, principals, agents, partners, employees, associates, attorneys, and representatives, voluntarily, knowingly, and intentionally releases and discharges the Company and each of its predecessors, successors, parents, subsidiaries, affiliates, and assigns and each of their respective officers, directors, principals, shareholders, board members, committee members, employees, agents, insurers and attorneys (the “Released Parties”) from any and all claims, actions, liabilities, demands, rights, damages, costs, expenses, and attorneys’ fees (including, but not limited to, any claim of entitlement for attorneys’ fees under any contract, statute, or rule of law allowing a prevailing party or plaintiff to recover attorneys’ fees) of every kind and description from the beginning of time through the Effective Date (the “Released Claims”).

b.    The Released Claims include, but are not limited to, those which arise out of, relate to, or are based upon: (i) Executive’s employment with the Company or the termination thereof; (ii) statements, acts, or omissions by the Released Parties whether in their individual or representative capacities; (iii) express or implied agreements between the Parties, (except as provided herein) and claims under any severance plan; (iv) any stock or stock option grant, agreement, or plan (except as set forth herein); (v) all federal, state, and municipal statutes, ordinances, and regulations, including, but not limited to, claims of discrimination based on race, color, national origin, age, sex, sexual orientation, religion, disability, veteran status, whistleblower status, public policy, or any other characteristic of Executive under the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Americans with Disabilities Act, the Equal Pay Act, Title VII of the Civil Rights Act of 1964 (as amended), the Employee Retirement Income Security Act of 1974, the Rehabilitation Act of 1973, Family and Medical Leave Act, the Worker Adjustment and Retraining Notification Act, the California Fair Employment and Housing Act, the California Labor Code, or any other federal, state, or municipal law prohibiting discrimination, retaliation, or termination for any reason; (vi) state or federal common law; (vii) the failure of this Agreement, or of any other employment, severance, profit sharing, bonus, equity incentive or other compensatory plan to which Executive and the Company are or were parties, to comply with, or to be operated in compliance with, Internal Section 409A of the Revenue Code of 1986, as amended (the “Code”), or any similar provision of state or local income tax law; and (viii) any claim which was or could have been raised by Executive. Notwithstanding the foregoing, this waiver and release of claims does not extend to any rights which as a matter of law cannot be waived and released, including claims for indemnity under California Labor Code § 2802, or to any claims arising after the Effective Date.

Nothing in this Agreement is intended to release the Released Parties from (i) any of their obligations hereunder, (ii) any other agreement between the Executive, on the one hand, and the DMC or the Company, on the other hand, which is to remain in full force and effect following the Effective Date in accordance with its terms, or to prevent any party from seeking enforcement of any of their rights or remedies hereunder or thereunder, provided that any claims arising under such agreements before the Effective Date are included among the Released Claims, (iii) any vested benefits under the Company’s employee benefit plans (if any); (iv) any claim or right Executive may have for indemnification pursuant to the Company’s or its affiliates’ D&O policy, the Indemnification Agreement, dated December 23, 2021, by and between Executive and DMC, or other governing documents (if any); (v) any rights the Executive may have under Consolidated Omnibus Budget Reconciliation Act of 1985, as amended; (vi) claims for unemployment benefit rights or workers’ compensation (if any); (vii) the Executive’s equity interests in DMC (including pursuant to the Restricted Stock Award Agreement and Performance Unit Award Agreement, in each case, dated as of March 2, 2022, by and between Executive and DMC); and (viii) any claim that, by law, cannot be waived (if any).

4.Unknown Facts and Waiver of California Civil Code § 1542. This Agreement includes claims of every nature and kind, known or unknown, suspected or unsuspected. Executive hereby acknowledges that Executive may hereafter discover facts different from, or in addition to, those which Executive now knows or believes to be true with respect to this Agreement, and Executive agrees that this Agreement and the releases contained herein shall be and remain effective in all respects, notwithstanding such different or additional facts or the discovery thereof. Executive expressly waives and relinquishes any and all rights under California Civil Code § 1542, which provides as follows:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

Executive expressly waives and releases any rights and benefits Executive may have under any similar law or rule of any other jurisdiction pertaining to the matters herein released.

5.No Admission of Liability. The Parties agree that nothing contained herein, and no action taken by any Party hereto with regard to this Agreement, shall be construed as an admission by any Party of liability or of any fact that might give rise to liability for any purpose whatsoever.
6.Warranties. Executive warrants and represents as follows:
a.Executive has read this Agreement, and Executive agrees to the conditions and obligations set forth in it.
b.Executive voluntarily executes this Agreement (i) after having been advised to consult with legal counsel, (ii) after having had opportunity to consult with legal counsel, including being afforded at least five (5) business days in which to do so, and (iii) without being pressured or influenced by any statement or representation or omission of any person acting on behalf of the Company including, without limitation, the officers, directors, board members, committee members, employees, agents, and attorneys for the Company. In the event that Executive executes this Agreement in less time, it is with the full understanding that Executive had the full five (5) business days if Executive so desired and that Executive’s decision to accept such shortening of time is knowing and voluntary and is not induced by the Company through fraud, misrepresentation, or a threat to withdraw or alter the offer prior to the expiration of the reasonable time period, or by providing different terms to employees who sign such an agreement prior to the expiration of such time period.
c.Executive has no knowledge of the existence of any lawsuit, charge, or proceeding against the Company or any of its officers, directors, board members, committee members, employees, successors, affiliates, or agents arising out of or otherwise connected with any of the matters herein released. In the event that any such lawsuit, charge, or proceeding has been filed, Executive immediately will take all actions necessary to withdraw or terminate that lawsuit, charge, or proceeding, unless the requirement for such withdrawal or termination is prohibited by applicable law.
d.Executive understands that nothing contained in this Agreement limits Executive’s ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”). Executive further understands that this Agreement does not limit Executive’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. Nothing in this Agreement is intended to prevent Executive from disclosing factual information related to a claim filed in civil court or complaint filed with an administrative agency relating to an act of sexual assault, an act of harassment, discrimination, or retaliation under the FEHA, including claims based on race, sexual orientation, religion, color, national origin, ancestry, disability, medical condition, and age, the failure to prevent an act of such harassment or discrimination, or an act of retaliation against a person for reporting harassment or discrimination. Notwithstanding the foregoing, Executive waives any right to any monetary recovery or other relief should any party, including, without limitation, any federal, state or local governmental entity or administrative agency, pursue any claims on Executive’s behalf arising out of, relating to, or in any way connected with the Released Claims, provided, however, this Agreement does not limit Executive’s right to receive a reward for information provided to any Government Agencies.
e.Executive has not previously disclosed any information the disclosure of which would be a violation of the confidentiality provisions set forth below if such disclosure were to be made after the execution of this Agreement.
f.Executive has full and complete legal capacity to enter into this Agreement.
g.Executive has had at least twenty-one (21) days in which to consider the terms of this Agreement. In the event that Executive executes this Agreement in less time, it is with the full understanding that Executive had the full twenty-one (21) days if Executive so desired and that Executive was not pressured by the Company or any of its representatives or agents to take less time to consider the Agreement. In such event, Executive expressly intends such execution to be a waiver of any right Executive had to review the Agreement for a full twenty-one (21) days.
h.Executive has been informed and understands that (i) to the extent that this Agreement waives or releases any claims Executive might have under the Age Discrimination in Employment Act, Executive may rescind Executive’s waiver and release within seven (7) calendar days of Executive’s execution of this Agreement and (ii) any such rescission must be in writing and e-mailed and hand delivered to Michelle Shepston, Chief Legal Officer, DMC Global Inc., 11800 Ridge Parkway, Suite 300, Broomfield, CO 80021, [***], within the seven-day period.
i.Executive admits, acknowledges, and agrees that (i) Executive is not otherwise entitled to the amount and other consideration set forth in Paragraph 2 and (ii) that amount and consideration is good and sufficient consideration for this Agreement.
j.Executive admits, acknowledges, and agrees that, subject to the Company’s compliance with the terms of this Agreement, Executive has been fully and finally paid or provided, without condition, all wages, compensation, vacation, leave (whether paid or unpaid), bonuses, stock, shares, membership units, stock options, equity, or other benefits from the Company which are or could be due to Executive under the terms of Executive’s employment with the Company, or otherwise.
1.Confidential Information.
a.    Except as herein provided, all discussions regarding this Agreement, including, but not limited to, the amount of consideration, offers, counteroffers, or other terms or conditions of the negotiations or the agreement reached shall be kept confidential by Executive from all persons and entities other than the Parties to this Agreement. Executive may disclose the amount received in consideration of the Agreement only if necessary (i) for the limited purpose of making disclosures required by law to agents of the local, state, or federal governments; (ii) for the purpose of enforcing any term of this Agreement; or (iii) in response to compulsory process, and only then after giving the Company ten (10) days advance notice of the compulsory process and affording the Company the opportunity to obtain any necessary or appropriate protective orders. Otherwise, in response to inquiries about Executive’s employment and this matter, Executive shall state, “My employment with the Company has ended” and nothing more.

b.    Executive shall not use, nor disclose to any third party, any of the Company’s business, personnel, or financial information that Executive learned during Executive’s employment with the Company, provided that the foregoing does not apply to (i) information arising from Executive’s general training, knowledge, skill or experience, whether gained on the job or otherwise; (ii) information readily ascertainable to the public; or (iii) information that Executive otherwise has a right to disclose as legally protected conduct. Executive hereby expressly acknowledges that any breach of this Paragraph 7 or of the surviving confidentiality obligations in the Employment Agreement shall result in a claim for injunctive relief and/or damages against Executive by the Company, and possibly by others.

2.Section 409A. Section 20 of the Employment Agreement hereby is incorporated by reference.
3.Non-Disparagement. Executive agrees not to make to any person any statement that disparages the Company or reflects negatively on the Company, including, but not limited to, statements regarding the Company’s financial condition, employment practices, or officers, directors, board members, committee members, employees, successors, affiliates, or agents. Notwithstanding the foregoing, nothing in this Agreement is intended to or shall have the effect of preventing Executive from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that Executive has reason to believe is unlawful.
4.Return of Property and Information. Executive represents and warrants that, prior to Executive’s execution of this Agreement, Executive has returned to the Company any and all property, documents, and files as required by the Employment Agreement.
5.Severability. If any provision of this Agreement is held illegal, invalid, or unenforceable, such holding shall not affect any other provisions hereof. In the event any provision is held illegal, invalid, or unenforceable, such provision shall be limited so as to give effect to the intent of the Parties to the fullest extent permitted by applicable law. Any claim by Executive against the Company shall not constitute a defense to enforcement by the Company.
6.Assignments. The Company may assign its rights under this Agreement. No other assignment is permitted except by written permission of the Parties.
7.Enforcement. The releases contained herein do not release any claims for enforcement of the terms, conditions, or warranties contained in this Agreement. The Parties shall be free to pursue any remedies available to them to enforce this Agreement.
8.Survival of Restrictive Covenants and Other Provisions. The Parties expressly acknowledge and agree that notwithstanding Paragraph 15 of this Agreement, Sections 7 (Confidential Information), 8 (Intellectual Property), 9 (Non-Solicitation), 10 (Equitable Remedies), and 11 (Cooperation), and Sections 13-21 (to the extent required to interpret, enforce, and give effect to Sections 7-11) of the Employment Agreement will continue in full force and effect; provided, however, that any provisions of the Employment Agreement that expire by their terms shall no longer have any force or effect.
9.Entire Agreement. Except as provided in Paragraph 14, this Agreement is the entire agreement between the Parties relating to the matters set forth herein. Except as provided herein, this Agreement supersedes any and all prior oral or written promises or agreements between the Parties relating to such matters. Executive acknowledges that Executive has not relied on any promise, representation, or statement other than those set forth in this Agreement. This Agreement cannot be modified except in writing signed by all Parties.
10.Interpretation. The determination of the terms of, and the drafting of, this Agreement has been by mutual agreement after negotiation, with consideration by and participation of all Parties. Accordingly, the Parties agree that rules relating to the interpretation of contracts against the drafter of any particular clause shall not apply in the case of this Agreement. The term “Paragraph” shall refer to the enumerated paragraphs of this Agreement. The headings contained in this Agreement are for convenience of reference only and are not intended to limit the scope or affect the interpretation of any provision of this Agreement.
11.Choice of Law and Venue. This Agreement shall be construed and interpreted in accordance with the laws of the State of California, without regard to its conflict of laws rules. Venue shall be in the California state or federal courts.
12.Waiver. The failure of any Party to insist upon strict performance of any of the terms or conditions of this Agreement shall not constitute a waiver of any of such Party’s rights hereunder.
13.Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY VOLUNTARILY AND IRREVOCABLY WAIVES TRIAL BY JURY IN ANY ACTION OR OTHER PROCEEDING BROUGHT IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.
14.Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts of this Agreement (or applicable signature pages hereof) that are manually signed and delivered by facsimile, scanned, or electronic transmission shall be deemed to constitute signed original counterparts hereof and shall bind the Parties signing and delivering in such manner.
IN WITNESS WHEREOF, the Parties have executed this Confidential Severance and Release Agreement on the dates written below.

EXECUTIVE

/s/ James Schladen	March 15, 2023
James Schladen	Date

DMC
DMC Global Inc.

/s/ Michael Kuta	March 15, 2023
By: Michael Kuta	Date
Title: Co-President and Chief Executive Officer

COMPANY
Arcadia Products, LLC

/s/ James Chilcoff	March 16, 2023
By: James Chilcoff	Date
Title: President, Arcadia